                                                                     EXHIBIT 4.1



                                VERITAS DGC INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

                          (EFFECTIVE NOVEMBER 1, 1997)

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
1.       Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (a)     "Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (b)     "Base Pay  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (c)     "Benefits Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (d)     "Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (e)     "Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (f)     "Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         (g)     "Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (h)     "Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (i)     "Disability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (j)     "Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (k)     "Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (l)     "Employer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (m)     "Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (n)     "Entry Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         (o)     "Fiscal Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (p)     "Market Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (q)     "Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (r)     "Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (s)     "Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (t)     "Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3.       Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (a)     Eligibility Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (b)     Limitations on Eligibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

4.       Shares Subject to the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

5.       Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (a)     Payroll Deduction Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (b)     Continuing Effect of Payroll Deduction Authorization . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (c)     Employment and Stockholders Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

6.       Payroll Deductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (a)     Participant Contributions by Payroll Deductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (b)     No Other Participant Contributions Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (c)     Changes in Participant Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

7.       Granting of Option to Purchase Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (a)     Quarterly Grant of Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (b)     Option Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

8.       Exercise of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         (a)     Automatic Exercise of Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         (b)     Dividends Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         (c)     Pro-rata Allocation of Available Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

9.       Ownership and Delivery of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (a)     Beneficial Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (b)     Registration of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (c)     Delivery of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (d)     Regulatory Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

10.      Withdrawal of Payroll Deductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

11.      Termination of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         (a)     General Rule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         (b)     Termination Due to Retirement, Death or Disability . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         (c)     Termination Other Than for Retirement, Death or Disability . . . . . . . . . . . . . . . . . . . . .  10
         (d)     Rehired Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.      Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

13.      Administration of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (a)     No Participation in Plan by Committee Members  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (b)     Authority of the Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (c)     Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (d)     Decisions Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (e)     Expenses of Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (f)     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

14.      Designation of Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

15.      Transferability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

16.      No Rights of Stockholder Until Certificate Issued  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

17.      Changes in the Company's Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

18.      Plan Expenses; Use of Funds; No Interest Paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

19.      Term of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

20.      Amendment or Termination of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

21.      Securities Laws Restrictions on Exercise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

22.      Section 16 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

23.      Withholding Taxes for Disqualifying Disposition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

24.      No Restriction on Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

25.      Use of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

26.      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (a)     Options Carry Same Rights and Privileges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (b)     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (c)     Gender and Tense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (d)     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (e)     Regulatory Approvals and Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (f)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (g)     Refund of Contributions on Noncompliance with Tax Law  . . . . . . . . . . . . . . . . . . . . . . .  16
         (h)     No Guarantee of Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (i)     Company as Agent for the Employers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                VERITAS DGC INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN


         1. PURPOSE. The Veritas DGC Inc. 1997 Employee Stock Purchase Plan (the "Plan") is intended to provide an incentive for employees of Veritas DGC Inc. (the "Company") and its participating subsidiaries to acquire or increase their proprietary interests in the Company through the purchase of shares of Common Stock of the Company. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan will be construed in a manner consistent with the requirements of such sections of the Code and the regulations issued thereunder.

         2.       DEFINITIONS.  As used in this Plan,

                 (a) "ACCOUNT" means the account recorded in the records of the Company established on behalf of a Participant to which the amount of the Participant's payroll deductions authorized under
         Section 6 and purchases of Common Stock under Section 8 shall be credited, and any distributions of shares of Common Stock under
         Section 9 and withdrawals under Section 10 shall be charged.

                 (b) "BASE PAY" means regular straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

                 (c) "BENEFITS REPRESENTATIVE" means the employee benefits department of the Company or any such other person, regardless of whether employed by an Employer, who has been formally, or by operation or practice, designated by the Committee to assist the Committee with the day-to-day administration of the Plan.

                 (d)      "BOARD" means the Board of Directors of the Company.

                 (e) "CODE" means the Internal Revenue Code of 1986, or any successor thereto, as amended and in effect from time to time. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to any Section and any treasury regulations thereunder.

                 (f) "COMMITTEE" means the Compensation Committee of the Board. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate Committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.

                 (g) "COMMON STOCK" or "STOCK" means the common stock, $.01 par value per share, of the Company.

                 (h) "COMPANY" means Veritas DGC Inc., a Delaware corporation, and any successor thereto.

                 (i) "DISABILITY" means any complete and permanent disability as defined in Section 22(e)(3) of the Code.

                 (j) "EFFECTIVE DATE" means November 1, 1997, the inception date of the Plan.

                 (k) "EMPLOYEE" means any employee who is currently in Employment with an Employer.

                 (l) "EMPLOYER" means the Company, its successors, any future parent (as defined in Section 424(e) of the Code) and each current or future Subsidiary which has been designated by the Board or the Committee as a participating employer in the Plan.

                 (m) "EMPLOYMENT" means Employment as an employee or officer by the Company or a Subsidiary as designated in such entity's payroll records, or by any corporation issuing or assuming rights or obligations under the Plan in any transaction described in Section 424(a) of the Code or by a parent corporation or a subsidiary corporation of such corporation. In this regard, neither the transfer of a Participant from Employment by the Company to Employment by a Subsidiary, nor the transfer of a Participant from Employment by a Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Participant. Moreover, the Employment of a Participant shall not be deemed to have been terminated because of absence from active Employment on account of temporary illness or during authorized vacation, temporary leaves of absence from active Employment granted by Company or a Subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Participant returns to active Employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence which, by virtue of any valid law or agreement, does not result in a termination of Employment.

                 Any worker treated as an independent contractor by the Employer who is later re-classified as a common- law employee shall not be in Employment during any period in which such worker was treated by the Employer as an independent contractor. Any "leased employee", as described in Section 414(n) of the Code, shall not be deemed an Employee hereunder.

                 (n)      "ENTRY DATE" means the first day of each Fiscal
         Quarter.

                 (o) "FISCAL QUARTER" means a three-consecutive-month period beginning on each November 1, February 1, May 1, and August 1, during the period beginning on the Effective Date until the Plan is terminated.

                 (p) "MARKET PRICE" means, subject to the next paragraph, the market value of a share of Stock on any date, which shall be determined as (i) the closing sales price on the immediately preceding business day of a share of Stock as reported on the New York Stock Exchange or other principal securities exchange on which shares of Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Stock on the immediately preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Stock shall not be so reported pursuant to the previous sentence, the fair market value of a share of Stock shall be determined by the Committee in its discretion provided that such method is appropriate for purposes of an employee stock purchase plan under Section 423 of the Code.

                 Notwithstanding the previous paragraph of this definition, the Market Price of a share of Stock solely for purposes of determining the option price on the first or last day of the Fiscal Quarter in accordance with Section 7(b)shall be based on the Market Price on the first or last day of the Fiscal Quarter, as applicable, and not on the immediately preceding business day. For example, if the Stock is traded on the New York Stock Exchange, when determining the option price under Section 7(b) at which shares of Stock are purchased, the Market Price for determining this option price shall be based on the lower of (i) the closing sales price of a share of Stock on the first business day of the Fiscal Quarter or (ii) the closing sales price of a share of Stock on the last business day of the Fiscal Quarter.

                 (q) "PARTICIPANT" means any Employee who meets the eligibility requirements of Section 3 and who has elected to and is participating in the Plan.

                 (r) "PLAN" means the Veritas DGC Inc. 1997 Employee Stock Purchase Plan, as set forth herein, and all amendments hereto.

                 (s)      "STOCK" means the Common Stock (as defined above).

                 (t) "SUBSIDIARY" means any domestic or foreign corporation (other than the Company) (i) which, pursuant to Section 424(f) of the Code, is included in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of capital stock in one of the other corporations in such chain and (ii) which has been designated by the Board or the Committee as a corporation whose Employees are eligible to participate in the Plan.

         3.      ELIGIBILITY.

                 (a) Eligibility Requirements. Participation in the Plan is voluntary. Each Employee who has completed at least six (6) consecutive months of continuous Employment with an Employer (calculated from his last date of hire to the termination of his Employment for any reason) and has reached the age of majority in the jurisdiction of his legal residency, will be eligible to participate in the Plan on the first day of the payroll period commencing on or after the earlier of (i) the Effective Date or (ii) the Entry Date on which the Employee satisfies the aforementioned eligibility requirements. Each Employee whose Employment terminates and who is rehired by an Employer shall be treated as a new Employee for eligibility purposes under the Plan.

                 (b) Limitations on Eligibility. Any provision of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan:

                          (i) if, immediately after the grant, the Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary; or

                          (ii) which permits the Employee's rights to purchase stock under this Plan and all other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each Fiscal year in which such option is outstanding at any time, all as determined in accordance with Section 423(b)(8) of the Code.

         For purposes of Section 3(b)(i) above, pursuant to Section 424(d) of the Code, (i) the Employee with respect to whom such limitation is being determined shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. In addition, for purposes of Section 3(b)(ii) above, pursuant to Section 423(b)(8) of the Code, (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under an option accrues at the rate provided in the option but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year, and (iii) a right to purchase stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option.

         4. SHARES SUBJECT TO THE PLAN. The total number of shares of Common Stock that upon the exercise of options granted under the Plan will not exceed Five Hundred Thousand (500,000) shares (subject to adjustment as provided in Section 17), and such shares may be originally issued shares, treasury shares, reacquired shares, shares bought in the market, or any combination of the foregoing. If any option which has been granted expires or terminates for any reason without having been exercised in full, the unpurchased shares will again become available for purposes of the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

         5.      PARTICIPATION.

                 (a) Payroll Deduction Authorization. An Employee shall be eligible to participate in the Plan as of the first Entry Date following such Employee's satisfaction of the eligibility requirements of Section 3, or, if later, the first Entry Date following the date on which the Employee's Employer adopted the Plan. At least 10 days (or such other period as may be prescribed by the Committee or a Benefits Representative) prior to the first Entry Date as of which an Employee is eligible to participate in the Plan, the Employee shall execute and deliver to the Benefits Representative, on the form prescribed for such purpose, an authorization for payroll deductions which specifies his chosen rate of payroll deduction contributions pursuant to Section 6, and such other information as is required to be provided by the Employee on such enrollment form. The enrollment form shall authorize the Employer to reduce the Employee's Base Pay by the amount of such authorized contributions. To the extent provided by the Committee or a Benefits Representative, each Participant shall also be required to open a stock brokerage account with a brokerage firm which has been engaged to administer the purchase, holding and sale of Common Stock for Accounts under the Plan and, as a condition of participation hereunder, the Participant shall be required to execute any form required by the brokerage firm to open and maintain such brokerage account.

                 (b) Continuing Effect of Payroll Deduction Authorization. Payroll deductions for a Participant will commence with the first payroll period beginning after the Participant's authorization for payroll deductions becomes effective, and will end with the payroll period that ends when terminated by the Participant in accordance with
         Section 6(c) or due to his termination of Employment in accordance with Section 11. Payroll deductions will also cease when the Participant is suspended from participation due to a withdrawal of payroll deductions in accordance with Section 10. When applicable with respect to Employees who are paid on a hourly wage basis, the authorized payroll deductions shall be withheld from wages when actually paid following the period in which the compensatory services were rendered. Only payroll deductions that are credited to the Participant's Account during the Fiscal Quarter will be used to purchase Common Stock pursuant to Section 8 regardless of when the work was performed.

                 (c) Employment and Stockholders Rights. Nothing in the Plan will confer on a Participant the right to continue in the employ of the Employer or will limit or restrict the right of the Employer to terminate the Employment of a Participant at any time with or without cause. A Participant will have no interest in any Common Stock to be purchased under the Plan or any rights as a stockholder with respect to such Stock until the Stock has been purchased and credited to the Participant's Account.

         6.      PAYROLL DEDUCTIONS.

                 (a) Participant Contributions by Payroll Deductions. At the time a Participant files his payroll deduction authorization form, the Participant will elect to have deductions made from the Participant's Base Pay for each payroll period such authorization is in effect in whole percentages at the rate of not less than 1% nor more than 15% of the Participant's Base Pay.

                 (b) No Other Participant Contributions Permitted. All payroll deductions made for a Participant will be credited to the Participant's Account under the Plan. A Participant may not make any separate cash payment into such Account.

                 (c) Changes in Participant Contributions. Subject to Sections 10 and 22, a Participant may increase, decrease, suspend, or resume payroll deductions under the Plan by giving written notice to a designated Benefits Representative at such time and in such form as the Committee or Benefits Representative may prescribe from time to time. Such increase, decrease, suspension or resumption will be effective as of the first day of the payroll period as soon as administratively practicable after receipt of the Participant's written notice, but not earlier than the first day of the payroll period of the Fiscal Quarter next following receipt and acceptance of such form. Notwithstanding the previous sentence, a Participant may completely discontinue contributions at any time during a Fiscal Quarter, effective as of the first day of the payroll period as soon as administratively practicable following receipt of a written discontinuance notice from the Participant on a form provided by a designated Benefits Representative. Following a discontinuance of contributions, a Participant cannot authorize any payroll contributions to his Account for the remainder of the Fiscal Quarter in which the discontinuance was effective.

         7.      GRANTING OF OPTION TO PURCHASE STOCK.

                 (a) Quarterly Grant of Options. For each Fiscal Quarter, a Participant will be deemed to have been granted an option to purchase, on the first day of the Fiscal Quarter, as many whole and fractional shares as may be purchased with the payroll deductions (and any cash dividends as provided in Section 8) credited to the Participant's Account during the Fiscal Quarter.

                 (b) Option Price. The option price of the Common Stock purchased with the amount credited to the Participant's Account during each Fiscal Quarter will be the lower of:

                          (i) 85% of the Market Price of a share of Stock on the first day of the Fiscal Quarter; or

                          (ii) 85% of the Market Price of a share of Stock on the last day of the Fiscal Quarter.

                 Only the Market Price as of the first day of the Fiscal Quarter and the last day of the Fiscal Quarter shall be considered for purposes of determining the option purchase price; interim fluctuations during the Fiscal Quarter shall not be considered.

         8.      EXERCISE OF OPTION.

                 (a) Automatic Exercise of Options. Unless a Participant has elected to withdraw payroll deductions in accordance with Section 10, the Participant's option for the purchase of Common Stock will be deemed to have been exercised automatically as of the last day of the Fiscal Quarter for the purchase of the number of whole and fractional shares of Common Stock which the accumulated payroll deductions (and cash dividends on the Common Stock as provided in Section 8(b)) in the Participant's Account at that time will purchase at the applicable option price. Fractional shares may be issued under the Plan. As of the last day of each Fiscal Quarter, the balance of each Participant's Account shall be applied to purchase the number of whole and fractional shares of Stock as determined by dividing the balance of such Participant's Account as of such date by the option price determined pursuant to Section 7(b). The Participant's Account shall be debited accordingly. The Committee or its delegate shall make all determinations with respect to applicable currency exchange rates when applicable.

                 (b) Dividends Generally. Cash dividends paid on shares of Common Stock which have not been delivered to the Participant pending the Participant's request for delivery pursuant to Section 9(c), will be combined with the Participant's payroll deductions and applied to the purchase of Common Stock at the end of the Fiscal Quarter in which the cash dividends are received, subject to the Participant's withdrawal rights set forth in Section 10. Dividends paid in the form of shares of Common Stock or other securities with respect to shares that have been purchased under the Plan, but which have not been delivered to the Participant, will be credited to the shares that are credited to the Participant's Account.

                 (c) Pro-rata Allocation of Available Shares. If the total number of shares to be purchased under option by all Participants exceeds the number of shares authorized under Section 4, a pro-rata allocation of the available shares will be made among all Participants authorizing such payroll deductions based on the amount of their respective payroll deductions through the last day of the Fiscal Quarter.

         9.      OWNERSHIP AND DELIVERY OF SHARES.

                 (a) Beneficial Ownership. A Participant will be the beneficial owner of the shares of Common Stock purchased under the Plan on exercise of his option and will have all rights of beneficial ownership in such shares. Any dividends paid with respect to such shares will be credited to the Participant's Account and applied as provided in Section 8 until the shares are delivered to the Participant.

                 (b) Registration of Stock. Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or if the Participant so directs by written notice to the designated Benefits Representative or brokerage firm, if any, prior to the purchase of Stock hereunder, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law. Any such designation shall not apply to shares purchased after a Participant's death by the Participant's beneficiary or estate, as the case may be, pursuant to Section 11(b). If a brokerage firm is engaged by the Company to administer Accounts under the Plan, such firm shall provide such account registration forms as are necessary for each Participant to open and maintain a brokerage account with such firm.

                 (c) Delivery of Stock Certificates. The Company, or a brokerage firm or other entity selected by the Company, shall deliver to each Participant a certificate for the number of shares of Common Stock purchased by the Participant hereunder as soon as practicable after the close of each Fiscal Quarter. Alternatively, in the discretion of the Committee, the stock certificate may be delivered to a designated stock brokerage account maintained for the Participant and held in "street name" in order to facilitate the subsequent sale of the purchased shares.

                 (d) Regulatory Approval. In the event the Company is required to obtain from any commission or agency the authority to issue any stock certificate hereunder, the Company shall seek to obtain such authority. The inability of the Company to obtain from any such commission or agency the authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any Participant, except to return to the Participant the amount of his Account balance used to exercise the option to purchase the affected shares.

         10. WITHDRAWAL OF PAYROLL DEDUCTIONS. At any time during a Fiscal Quarter, but in no event later than 15 days (or such shorter prescribed by the Committee or a Benefits Representative) prior to the last day of the Fiscal Quarter, a Participant may elect to abandon his election to purchase Common Stock under the Plan. By written notice to the designated Benefits Representative on a form provided for such purpose, the Participant may thus elect to withdraw all of the accumulated balance in his Account being held for the purchase of Common Stock in accordance with Section 8(b). Partial withdrawals will not be permitted. All such amounts will be paid to the

Participant as soon as administratively practical after receipt of his notice of withdrawal. After receipt and acceptance of such withdrawal notice, no further payroll deductions will be made from the Participant's Base Pay beginning as of the next payroll period during the Fiscal Quarter in which the withdrawal notice is received. The Committee, in its discretion, may determine that amounts otherwise withdrawable hereunder by Participants shall be offset by an amount that the Committee, in its discretion, determines to be reasonable to help defray the administrative costs of effecting the withdrawal, including, without limitation, fees imposed by any brokerage firm which administers such Participant's Account. After a withdrawal, an otherwise eligible Participant may resume participation in the Plan as of the first day of the Fiscal Quarter next following his delivery of a payroll deduction authorization pursuant to the procedures prescribed in Section 5(a).

         11.     TERMINATION OF EMPLOYMENT.

                 (a) General Rule. Upon termination of a Participant's Employment for any reason, his participation in the Plan will immediately terminate.

                 (b) Termination Due to Retirement, Death or Disability. If the Participant's termination of Employment is due to (i) retirement from Employment on or after his attainment of age 65, (ii) death or (iii) Disability, the Participant (or the Participant's personal representative or legal guardian in the event of Disability, or the Participant's beneficiary (as defined in Section 14) or the administrator of his will or executor of his estate in the event of death), will have the right to elect, either to:

                          (1) Withdraw all of the cash and shares of Common Stock credited to the Participant's Account as of his termination date; or

                          (2) Exercise the Participant's option for the purchase of Common Stock on the last day of the Fiscal Quarter (in which termination of Employment occurs) for the purchase of the number of shares of Common Stock which the cash balance credited to the Participant's Account as of the date of the Participant's termination of Employment will purchase at the applicable option price.

         The Participant (or, if applicable, such other person designated in the first paragraph of this Section 11(b)) must make such election by giving written notice to the Benefits Representative at such time and in such manner as prescribed from time to time by the Committee or Benefits Representative. In the event that no such written notice of election is received by the Benefits Representative within 30 days of the Participant's termination of Employment date, the Participant (or such other designated person) will automatically be deemed to have elected to withdraw the balance in the Participant's Account as of his termination date. Thereafter, any accumulated cash and shares of Common Stock credited to the Participant's Account as of his termination of Employment date will be delivered to or on behalf of the Participant as soon as administratively practicable.

                 (c) Termination Other Than for Retirement, Death or Disability. Upon termination of a Participant's Employment for any reason other than retirement, death, or Disability pursuant to Section 11(b), the participation of the Participant in the Plan will immediately terminate. Thereafter, any accumulated cash and shares of Common Stock credited to the Participant's Account as of his termination of Employment date will be delivered to the Participant as soon as administratively practicable.

                 (d) Rehired Employees. Any Employee whose Employment terminates and who is subsequently rehired by an Employer shall be treated as a new Employee for purposes of eligibility to participate in the Plan.

         12. INTEREST. No interest will be paid or allowed on any money paid into the Plan or credited to the Account of any Participant.

         13.     ADMINISTRATION OF THE PLAN.

                 (a) No Participation in Plan by Committee Members. No options may be granted under the Plan to any member of the Committee during the term of his membership on the Committee.

                 (b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the plenary authority to (a) interpret the Plan and all options granted under the Plan, (b) make such rules as it deems necessary for the proper administration of the Plan, (c) make all other determinations necessary or advisable for the administration of the Plan, and (d) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems advisable. Any action taken or determination made by the Committee pursuant to this and the other provisions of the Plan shall be conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the Committee. By express written direction, or by the day-to-day operation of Plan administration, the Committee may delegate the authority and responsibility for the day-to-day administrative or ministerial tasks of the Plan to a Benefits Representative, including a brokerage firm or other third party engaged for such purpose.

                 (c) Meetings. The Committee shall designate a chairman from among its members to preside at its meetings, and may designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings. Meetings shall be held at such times and places as shall be determined by the Committee, and the Committee may hold telephonic meetings. The Committee may take any action otherwise proper under the Plan by the affirmative vote of a majority of its members, taken at a meeting, or by the affirmative vote of all of its members taken without a meeting. The Committee may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.

                 (d) Decisions Binding. All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, Participants, and their estates and beneficiaries.

                 (e) Expenses of Committee. The Committee may employ legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, consultants and agents as the Committee may deem appropriate for the administration of the Plan. The Committee may rely upon any opinion or computation received from any such counsel, consultant or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting expenses and professional fees, shall be paid by the Company.

                 (f) Indemnification. Each person who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         14. DESIGNATION OF BENEFICIARY. At such time, in such manner, and using such form as shall be prescribed from time to time by the Committee or a Benefits Representative, a Participant may file a written designation of a beneficiary who is to receive any Common Stock and/or cash credited to the Participant's Account at the Participant's death. Such designation of beneficiary may be changed by the Participant at any time by giving written notice to the Benefits Representative at such time and in such form as prescribed. Upon the death of a Participant, and receipt by the Benefits Representative of proof of the identity at the Participant's death of a beneficiary validly designated under the Plan, the Benefits Representative will take appropriate action to ensure delivery of such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Benefits Representative will take appropriate action to ensure delivery of such Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Benefits Representative), the Committee, in its discretion, may direct delivery of such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Committee may designate in its discretion. No beneficiary will, prior to the death of the Participant, acquire any interest in any Common Stock or cash credited to the Participant's Account.

         15. TRANSFERABILITY. No amounts credited to a Participant's Account, whether cash or Common Stock, nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan, may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition will be void and without effect.

         Each option shall be exercisable, during the Participant's lifetime, only by the Employee to whom the option was granted. The Company shall not recognize, and shall be under no duty to recognize, any assignment or purported assignment by an employee of his option or of any rights under his option.

         16.     NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUED.   With
respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and the optionee shall not have any of the rights or privileges of a stockholder. An optionee shall have the rights and privileges of a stockholder when, but not until, a certificate for shares has been issued to the optionee following exercise of his option.

         17. CHANGES IN THE COMPANY'S CAPITAL STRUCTURE. The Board shall make or provide for such adjustments in the maximum number of shares specified in Section 4 and the number and option price of shares subject to options outstanding under the Plan as the Board shall determine is appropriate to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, stock exchange, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off of assets, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, any other corporate transaction or event having an effect similar to any of the foregoing.

         In the event of a merger of one or more corporations into the Company, or a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Participant, at no additional cost, shall be entitled, upon his payment for all or part of the Common Stock purchasable by him under the Plan, to receive (subject to any required action by shareholders) in lieu of the number of shares of Common Stock which he was entitled to purchase, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number of shares of Common Stock equal to the number of shares purchasable by the Participant hereunder.

         If the Company shall not be the surviving corporation in any reorganization, merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated or sell substantially all of its assets or stock to another corporation or other entity , then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the date of exercise for all options then outstanding shall be accelerated to dates fixed by the Committee prior to the effective date of such corporate event, (ii) a Participant may, at his election by written notice to the Company, either (x) withdraw from the Plan pursuant to Section 10 and receive a refund from the Company in the amount of the accumulated cash and Stock balance in the Participant's Account, (y) exercise a portion of his outstanding options as of such exercise date to purchase shares of Stock, at the option price, to the extent of the balance in the Participant's Account, or (z) exercise in full his outstanding options as of such exercise date to purchase shares of Stock, at the option price, which exercise shall require such Participant to pay the related option price, and
(iii) after such effective date any unexercised option shall expire. The date the Committee selects for the exercise date under the preceding sentence shall be deemed to be the exercise date for purposes of computing the option price per share of Stock. If the Participant elects to exercise all or any portion of the options, the Company shall deliver to such Participant a stock certificate issued pursuant to Section 9(d) for the number of shares of Stock with respect to which such options were exercised and for which such Participant has paid the option price. If the Participant fails to provide the notice set forth above within three days after the exercise date selected by the Committee under this Section 17, the Participant shall be conclusively presumed to have requested to withdraw from the Plan and receive payment of the accumulated balance of his Account. The Committee shall take such steps in connection with such transactions as the Committee shall deem necessary or appropriate to assure that the provisions of this Section 17 are effectuated for the benefit of the Participants.

         Except as expressly provided in this Section 17, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock then available for purchase under the Plan.

         18.     PLAN EXPENSES; USE OF FUNDS; NO INTEREST PAID.   The expenses
of the Plan shall be paid by the Company except as otherwise provided herein or under the terms and conditions of any agreement entered into between the Participant and any brokerage firm engaged to administer Accounts. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any Participant or credited to his Account under the Plan.

         19.     TERM OF THE PLAN.   The Plan shall become effective as of
November 1, 1997, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the Company's stockholders held on or before 12 months from November 1, 1997.

         Except with respect to options then outstanding, if not terminated sooner under the provisions of Section 20, no further options shall be granted under the Plan at the earlier of (i) October 31,

2007, or (ii) the point in time when no shares of Stock reserved for issuance under Section 4 are available.

         20. AMENDMENT OR TERMINATION OF THE PLAN. The Board shall have the plenary authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company,
(a) increase the maximum number of shares which may be issued under the Plan pursuant to Section 4, (b) amend the requirements as to the class of employees eligible to purchase Stock under the Plan, or (c) permit the members of the Committee to purchase Stock under the Plan. No termination, modification, or amendment of the Plan shall adversely affect the rights of a Participant with respect to an option previously granted to him under such option without his written consent.

         In addition, to the extent that the Committee determines that, in the opinion of counsel, (a) the listing for qualification requirements of any national securities exchange or quotation system on which the Company's Common Stock is then listed or quoted, or (b) the Code or Treasury regulations issued thereunder, require stockholder approval in order to maintain compliance with such listing or qualification requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended by the Board in such respect without first obtaining such required approval of the Company's stockholders.

         21. SECURITIES LAWS RESTRICTIONS ON EXERCISE. The Committee may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

                 (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective; or

                 (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the Stock for investment and not for resale or distribution.

         22. SECTION 16 COMPLIANCE. The Plan, and transactions hereunder by persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are intended to comply with all applicable conditions of Rule 16b-3 or any successor exemption provision promulgated under the Exchange Act. To the extent that any provision of the Plan or any action by the Committee or the Board fails, or is deemed to fail, to so comply, such provision or action shall be null and void but only to the extent permitted by law and deemed advisable by the Committee in its discretion.

         23.     WITHHOLDING TAXES FOR DISQUALIFYING DISPOSITION.   Whenever
shares of Stock that were received upon the exercise of an option granted under the Plan are disposed of within two years after the date of grant of such option or one year from the date of exercise of such option (within the meaning of Section 423(a)(1)), the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding and payroll tax requirements, if any, attributable to such disposition prior to authorizing such disposition or permitting the delivery of any certificate or certificates with respect thereto.

         24.     NO RESTRICTION ON CORPORATE ACTION.   Subject to Section 20,
nothing contained in the Plan shall be construed to prevent the Board or any Employer from taking any corporate action which is deemed by the Employer to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No Employee, beneficiary or other person shall have any claim against any Employer as a result of any such action.

         25. USE OF FUNDS. The Employers shall promptly transfer all amounts withheld under Section 6 to the Company or to any brokerage firm engaged to administer Accounts, as directed by the Company. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions.

         26.     MISCELLANEOUS.

                 (a) Options Carry Same Rights and Privileges. To the extent required to comply with the requirements of Section 423 of the Code, all Employees granted options under the Plan to purchase Common Stock shall have the same rights and privileges hereunder.

                 (b) Headings. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction or interpretation of any provisions hereof.

                 (c) Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine when appropriate. Words in the singular shall be read and construed as though in the plural, and vice-versa, when appropriate.

                 (d) Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware to the extent not preempted by federal law.

                 (e) Regulatory Approvals and Compliance. The Company's obligation to sell and deliver Common Stock under the Plan is at all times subject to all approvals of and compliance with the (i) regulations of any applicable stock exchanges and (ii) any governmental authorities required in connection with the authorization, issuance, sale or delivery of such Stock, as well as federal, state and foreign securities laws.

                 (f) Severability. In the event that any provision of this Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

                 (g) Refund of Contributions on Noncompliance with Tax Law. In the event the Company should receive notice that this Plan fails to qualify as an "employee stock purchase plan" under Section 423 of the Code, all then-existing Account balances will be paid to the Participants and the Plan shall immediately terminate.

                 (h) No Guarantee of Tax Consequences. The Board, Employer and the Committee do not make any commitment or guarantee that any tax treatment will apply or be available to any person participating or eligible to participate in the Plan, including, without limitation, any tax imposed by the United States or any state thereof, any estate tax, or any tax imposed by a foreign government.

                 (i) Company as Agent for the Employers. Each Employer, by adopting the Plan, appoints the Company and the Board as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company and the Board by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan.



                            [SIGNATURE PAGE FOLLOWS]





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
         IN WITNESS WHEREOF, this Plan is hereby executed by a duly authorized officer of the Company, to be effective as of November 1, 1997.


ATTEST:                                        VERITAS DGC INC.



By: /s/ ALLAN C. POGACH                      By:  /s/ ANTHONY TRIPODO
   ----------------------------                   -----------------------------
Name: Allan C. Pogach                       Name:   Anthony Tripodo
     --------------------------                     ---------------------------
Title: Secretary                               Title: Executive Vice President,
     --------------------------                       Chief Financial Officer
                                                      and Treasurer
                                                     --------------------------





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